Exhibit 99.1

RE: NN, Inc.
207 Mockingbird Lane
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT ABERNATHY MACGREGOR
Tom Burwell	Claire Walsh
SVP and Chief Financial Officer	(General info)
(423) 434-8398	(212) 371-5999

FOR IMMEDIATE RELEASE
March 8, 2018

NN, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Johnson City, TN, March 8, 2018 –NN, Inc., (NASDAQ: NNBR), a diversified industrial company, today reported its financial results for the fourth quarter and the year ended December 31, 2017.

GAAP Results

Fourth Quarter

Net sales for the fourth quarter of 2017 increased $14.5 million, or 10%, to $156 million, compared to $142 million for the fourth quarter of 2016. Growth in the medical, aerospace and automotive end markets accounted for the increase.

On a GAAP basis, income from operations for the fourth quarter of 2017 was $4.0 million, compared to $6.4 million for the same period in 2016. Income (loss) from continuing operations on a GAAP basis for fourth quarter of 2017 was $54.3 million. This compares to Income (loss) from continuing operations on a GAAP basis of $(2.1) million in the fourth quarter of 2016. Income (loss) from continuing operations in 2017 was favorably impacted by $52.3 million of tax benefit due to the Tax Cuts and Jobs Act.

On a GAAP basis, income from operations for fourth quarter 2017 in the Autocam Precision Components segment was $6.3 million compared to $6.7 million for the same period in 2016.

On a GAAP basis, income from operations for fourth quarter 2017 in the Precision Engineered Products segment (PEP) was $8.6 million compared to $8.1 million for the same period in 2016.

Full Year

Net sales for 2017 increased $34.8 million, or 6%, to $620 million, compared to $585 million for the fourth quarter of 2016. Growth in the medical, aerospace and automotive end markets accounted for the increase.

On a GAAP basis, income from operations for 2017 was $33.5 million, compared to $35.7 million for 2016. Income (loss) from continuing operations on a GAAP basis for 2017 was $26.0 million. This compares to Income (loss) from continuing operations on a GAAP basis of $(9.6) million in 2016. Income (loss) from continuing operations in 2017 was favorably impacted by $52.3 million of tax benefit due to the Tax Cuts and Jobs Act.

On a GAAP basis, income from operations for 2017 in the Autocam Precision Components segment was $34.4 million compared to $29.5 million for 2016.

On a GAAP basis, income from operations for 2017 in the Precision Engineered Products segment (PEP) was $36.8 million compared to $34 million for the same period in 2016.

Adjusted Results

Fourth Quarter

Adjusted income from operations for the fourth quarter of 2017 was $15.5 million, compared to $13.8 million for the same period in 2016. Adjusted net income increased to $8.2 million or $0.30 per diluted share from $5.7 million or $0.21 per diluted share for the same period in 2016.

Richard Holder, President and Chief Executive Officer, commented, “During the quarter, we continued to execute on our strategy toward building a diversified industrial company. We had strong organic growth of 6% over the prior year and completed the acquisition of DRT Medical. Overall operating performance in the quarter was as expected. Operating margins were negatively impacted by substantial growth-oriented investments. Additionally, the fourth quarter is our lowest margin quarter of the year due to fewer production days.”

Business Group Results

Autocam Precision Components

Net sales for the fourth quarter of 2017 were $82.1 million, compared to $78.7 million in the fourth quarter of 2016, an increase of 4.3% or $3.4 million. Growth in our Corporate Average Fuel Economy (CAFE) automotive business accounted for the increase. Adjusted income from operations for the quarter decreased $0.6 million to $7.4 million, compared to $8.0 million in the fourth quarter of 2016.

Mr. Holder commented, “Autocam continues to win new business and outgrow its CAFE related end market. During the fourth quarter, Autocam was preparing to launch several multi-year programs, which required substantial up-front investment. While these investments had negative impact on its profitability, they are expected to drive enhanced growth over the long term.”

Precision Engineered Products

Net sales for the fourth quarter of 2017 were $74.0 million, compared to $63.0 million in the fourth quarter of 2016, an increase of $11.0 million. Adjusted income from operations for the quarter was $15.2 million, compared to $14.0 million in 2016.

Mr. Holder commented, “Like Autocam, the PEP group is in the process of executing launches on several large scale multi-year programs primarily in our Aerospace and Defense end market. Many of these costs are being incurred ahead of anticipated future revenues and therefore negatively impact overall margins in the short-term.”

FULL YEAR

Adjusted income from operations for 2017 was $67.8 million, compared to $70.9 million for 2016. Adjusted Net income increased to $42.8 million or $1.55 per diluted share from $33.8 million or $1.24 per diluted share for 2016.

Business Group Results

Autocam Precision Components

Net sales for 2017 were $336.9 million, compared to $326.1 million in 2016, an increase of 3.3% or $10.8 million. Growth in our Corporate Average Fuel Economy (CAFE) automotive business accounted for the increase. Adjusted income from operations for 2017 increased $1.6 million to $39.0 million, compared to $37.4 million in 2016.

Precision Engineered Products

Net sales for 2017 were $282.9 million, compared to $258.8 million in 2016, an increase of $24.1 million. Adjusted income from operations for 2017 was $58.8 million, compared to $58.4 million in 2016.

Mr. Holder concluded, “The fourth quarter was a transitional quarter as we continued to lay the foundations for growth in 2018 and beyond through the initial execution of several large multi-year new sales programs across the enterprise. Additionally, we completed the acquisition of DRT Medical which further enhanced our Life Sciences portfolio. All of these initiatives underpin our strategic goal to strengthen our position as a global diversified industrial company.”

The full set of financial guidance for the fourth quarter and full year 2017 can be found in our supplemental presentation posted in the Investor Relations section of our website at www.nninc.com.

NN will discuss its results during its quarterly investor conference call this morning starting at 9:00 a.m. ET. The call and supplemental presentation may be accessed via NN’s website, www.nninc.com. The conference call can also be accessed by dialing 1-800-289-0438 or 1-323-794-2423 Conference ID: 6831722. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 90 days.

NN discloses in this press release the non-GAAP financial measures of adjusted income from operations, adjusted income (loss) from continuing operations and adjusted diluted earnings per share. Each of adjusted income from operations, adjusted income (loss) from continuing operations and adjusted diluted earnings per share provide supplementary information about the impacts of acquisition related expenses, foreign-exchange and other non-operating impacts on our business.

The financial tables found later in this press release include a reconciliation of adjusted income from operations, adjusted income (loss) from continuing operations to the U.S. GAAP financial measures of income from operations, and income (loss) from continuing operations.

NN, Inc., a diversified industrial company combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 44 facilities in North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending and completed transactions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses or the possibility that the Company will be unable to execute on the intended redeployment of proceeds from a divestiture, whether due to a lack of favorable investment opportunities or otherwise.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$156,135	$141,644	$619,793	$584,954
Cost of products sold (exclusive of depreciation and amortization shown separately below)	118,364	104,824	458,629	428,862
Selling, general and administrative	20,743	16,416	73,757	63,239
Acquisition related costs excluded from SG&A	344	—	344	—
Depreciation and amortization	13,775	12,357	52,783	50,636
(Gain) loss on disposal of assets	(1,108)	809	351	809
Restructuring and impairment charges	24	807	386	5,658

Income from operations	3,993	6,431	33,543	35,750

Interest expense	12,169	14,162	52,085	62,870
Write-off of unamortized debt issuance costs	2,448	—	42,087	2,589
Derivative payments (receipts) on interest rate swap	—	—	—	609
Derivative (gains) losses on change in interest rate swap fair value	(87)	(682)	(101)	2,448
Other (income) expense, net	(1,023)	(580)	(2,215)	(2,945)

Continuing income (loss) before provision (benefit) for income taxes and JV NI	(9,514)	(6,469)	(58,313)	(29,821)

Provision (benefit) expense for income taxes	(62,818)	(2,600)	(79,214)	(14,275)
Share of net income from joint venture	987	1,768	5,126	5,938

Income (loss) from continuing operations	$54,291	$(2,101)	$26,027	$(9,608)

Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted Income from Operations

	Three Months Ended
$000s	December 31,
NN, Inc. Consolidated	2017	2016
GAAP income from operations	$3,993	$6,431
Restructuring and integration expense	24	807
Acquisition and transition expense	5,527	744
Amortization of intangibles	5,940	5,837

Non-GAAP adjusted income from operations (a)	$15,484	$13,819

GAAP net sales	$156,135	$141,644

	Three Months Ended
$000s	December 31,
Precision Engineered Products	2017	2016
GAAP income from operations	$8,574	$8,061
Restructuring and integration expense	—	398
Acquisition and transition expense	1,548	600
Amortization of intangibles	5,081	4,952

Non-GAAP adjusted income from operations (a)	$15,203	$14,011

GAAP net sales	$74,051	$62,979

	Three Months Ended
$000s	December 31,
Autocam Precision Components	2017	2016
GAAP income from operations	$6,318	$6,729
Restructuring and integration expense	24	409
Acquisition and transition expense	195	—
Amortization of intangibles	859	885

Non-GAAP adjusted income from operations (a)	$7,396	$8,023

GAAP net sales	$82,084	$78,665

Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted Income from Operations

	Twelve Months Ended
$000s	December 31,
NN, Inc. Consolidated	2017	2016
GAAP income from operations	$33,544	$35,750
Restructuring and integration expense	386	5,658
Acquisition and transition expense	10,401	3,455
Amortization of intangibles	23,460	25,998

Non-GAAP adjusted income from operations (a)	$67,791	$70,861

GAAP net sales	$619,793	$584,954

	Twelve Months Ended
$000s	December 31,
Precision Engineered Products	2017	2016
GAAP income from operations	$36,785	$33,966
Restructuring and integration expense	—	1,318
Acquisition and transition expense	2,048	718
Amortization of intangibles	19,980	22,465

Non-GAAP adjusted income from operations (a)	$58,813	$58,467

GAAP net sales	$282,941	$258,816

	Twelve Months Ended
$000s	December 31,
Autocam Precision Components	2017	2016
GAAP income from operations	$34,406	$29,490
Restructuring and integration expense	386	4,340
Acquisition and transition expense	695	—
Amortization of intangibles	3,481	3,533
Share of net income from joint venture	5,126	5,938

Non-GAAP adjusted income from operations (a)	$38,968	$37,363

GAAP net sales	$336,852	$326,138

Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Adjusted Income (Loss) from Continuing    Operations and Income (Loss) from Continuing Operations per diluted share to Adjusted Income (Loss) from Continuing Operations per diluted Share

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
$000s	2017	2016	2017	2016
Income (loss) from continuing operations	$54,291	$(2,301)	$26,027	$(9,608)

Pre-tax acquisition and transition expense	5,527	744	10,401	3,455
Pre-tax foreign exchange (gain)/loss on inter-company loans	559	(14)	258	(1,310)
Pre-tax restructuring and integration expense	24	807	386	5,658
Pre-tax write-off unamortized debt issuance costs	2,448	—	42,087	2,589
Pre-tax write-off interest rate swap	(87)	(682)	(101)	2,448
Pre-tax amortization of intangibles and deferred financing costs	6,779	7,014	27,894	30,712
Pre-tax interest expense on cash held from divestiture	3,720	—	6,160	—
Tax effect of adjustment reflected above (c)	(5,691)	(3,502)	(22,947)	(16,201)
Earnings from Precision Bearing Components group (4)	—	3,629	12,085	16,072
Impact due to Tax Cuts and Jobs Act	(59,393)	—	(59,393)	—

Non-GAAP adjusted income (loss) from continuing operations (b)	$8,177	$5,695	$42,858	$33,814

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Amounts per share, diluted	2017	2016	2017	2016
Income (loss) from continuing operations	$1.97	$(0.08)	$0.94	$(0.35)

Pre-tax acquisition and transition expense	0.20	0.03	0.38	0.13
Pre-tax foreign exchange (gain)/loss on inter-company loans	0.02	(0.00)	0.01	(0.05)
Pre-tax restructuring and integration expense	0.00	0.03	0.01	0.21
Pre-tax write-off unamortized debt issuance costs	0.09	—	1.53	0.10
Pre-tax write-off interest rate swap	(0.00)	(0.03)	(0.00)	0.09
Pre-tax amortization of intangibles and deferred financing costs	0.25	0.26	1.01	1.13
Pre-tax interest expense on cash held from divestiture	0.13	—	0.22	—
Tax effect of adjustment reflected above (c)	(0.21)	(0.13)	(0.83)	(0.59)
Earnings from Precision Bearing Components group (4)	—	0.13	0.44	0.59
Impact due to Tax Cuts and Jobs Act	(2.15)	—	(2.15)	—

Non-GAAP adjusted income (loss) from continuing operations per share (b)	$0.30	$0.21	$1.55	$1.24

Weighted average shares outstanding, diluted	27,572	27,241	27,572	27,241

(4)	Reflects Precision Bearing Components group earnings for the period January 1 - August 16, 2017 and actual 2016 earnings

The Company discloses in this presentation the non-GAAP financial measures of adjusted income from operations and Non-GAAP adjusted operating margin. Each of these non-GAAP financial measures provide supplementary information about the impacts of acquisition, divestiture and integration related expenses, foreign-exchange impacts on inter-company loans reorganizational and impairment charges. Over the past four years, we have completed seven acquisitions, two of which were transformative for the Company, and sold two of our businesses. The costs we incurred in completing such acquisitions, including the amortization of intangibles and deferred financing costs, and these divestitures have been excluded from these measures because their size and inconsistent frequency are unrelated to our commercial performance during the period, and which we believe are not indicative of our ongoing operating costs. We exclude the impact of currency translation from these measures because foreign exchange rates are not under management’s control and are subject to volatility. Other non-operating charges such as, the write-off of our interest rate swap, are excluded as the charges on not indicative of our ongoing operating cost. We believe the presentation of adjusted income from operations and adjusted operating margin provide useful information in assessing our underlying business trends and facilitates comparison of our long-term performance over given periods.

The non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP, and should not be considered as alternatives to actual income growth derived from income amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results.

(a) Non-GAAP Adjusted income from operations, represents GAAP income from operations, adjusted to exclude the effects of restructuring and integration expense, non-operational charges related to acquisition, divestiture and restructuring and integration costs, intangible amortization costs for fair value step-up in values related to acquisitions, and when applicable, our share of income from joint venture operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income from operations, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income from operations.

(b) Non-GAAP adjusted income (loss) from continuing operations , represents GAAP income (loss) from continuing operations, adjusted to exclude the tax-affected effects of restructuring and integration charges (related to plant closures and other charges incurred to implement our strategic goals, that do not necessarily represent a major strategic shift in operations), charges related to acquisition, and transition costs, amortization of intangibles costs for fair value step-up in values related to acquisitions and amortization of deferred financing costs, and foreign exchange gain (loss) on inter-company loans. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income(loss) from segment operations is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income (loss) from continuing operations.

(c) This line item reflects the aggregate tax effect of all nontax adjustments reflected in the table above. In addition, the footnotes above indicate the after-tax amount of each individual adjustment item. NN, Inc. estimates the tax effect of the adjustment items identified in the reconciliation schedule above by applying NN, Inc’s. overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment.